Exhibit 99.1

New Jersey Mining Provides Operations, Development, and Rehabilitation Update at Its Golden Chest Mine Project

COEUR D'ALENE, Idaho, January 4, 2017 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today provided an update on operations, development, and rehabilitation at its 100-percent owned Golden Chest Mine project in north Idaho.

Recent highlights from the Golden Chest include:

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Through mid-December, approximately 6,000 tonnes of ore from the open pit have been processed at the New Jersey Mill, at an average head grade of 3.8 grams per tonne (gpt) gold with average recoveries of 82-percent. (Recoveries are expected to increase as mining continues to greater depth and more sulfide ore is encountered.)

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Open pit mining operations have progressed from the 1116 level down to the recently blasted 1081 and 1078 benches which will provide approximately 4,500 tonnes of ore and, as expected, have returned assays of 4.5 to 5.0 gpt gold.

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The first 20-tonne wet metric concentrate shipment from the New Jersey Mill is expected by mid-January and, following a break for additional blasting and then the holidays, ore shipments to the mill have resumed.

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Dewatering of the underground mine is nearly complete and more permanent mining equipment and mine ventilation components are being installed, with underground mining operations scheduled to resume early this year.

NJMC President John Swallow stated “Our progress at the Golden Chest continues smoothly and roughly on schedule. We are producing gold concentrate at the mill with our first shipment scheduled and our next shipment in process. The underground mine is largely dewatered with our focus on installing more permanent components required for underground operations. While we were somewhat delayed by extraordinary rainfall late last year, our ability to extend the open pit through the winter months has provided additional flexibility as we begin augmenting open pit ore with ore from underground over the next few months.”

Mr. Swallow continued, “Our strategy for consolidating ownership and advancing the Golden Chest to production was made in late-2015, a time of depressed market sentiment and a down-trending gold price. We continue to build our mining and processing operations based on current

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

market conditions and are well positioned to take advantage of higher gold prices in the months and years ahead.”

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

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NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

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NJMC owns and operates the Golden Chest Mine project where open pit mining is underway and underground mining is expected to resume early this year.

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NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 15-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that complications arise during the dewatering of the underground workings, the risk that the Company is unable to obtain sufficient funds necessary to resume underground mining at the Golden Chest, the risk that gold recovery percentages are lower than expected, the risk that more sulfide ore is encountered at depth and recoveries improve, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and the potential impact on revenues from changes in the market price of gold, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814